Exhibit 5.1

[Letterhead of Blank Rome LLP]

June 22, 2009

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Re:	$500,000,000 8.75% Senior Notes Due 2019

Ladies and Gentlemen:

We have acted as special counsel to Lincoln National Corporation, an Indiana corporation (“Lincoln” or the “Company”), in connection with the public offering of $500,000,000 aggregate principal amount of its 8.75% Senior Notes due 2019 (the “Notes”) issued pursuant to the Senior Indenture dated as of March 10, 2009 (the “Indenture”) by and between Lincoln and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented pursuant to the resolutions dated June 11, 2009 and June 17, 2009 of the Board of Directors of Lincoln and the Company’s Chief Financial Officer (collectively, the “Resolutions”). The Notes are being sold pursuant to the terms of the Underwriting Agreement, dated June 17, 2009 (the “Underwriting Agreement”), between the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters listed in Schedule 1 thereto. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) and (8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined (a) the Registration Statement on Form S-3 (File No. 333-157822) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating, in part, to the registration of the Notes, as it became effective under the Securities Act on March 10, 2009 (including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3), (b) the prospectus of the Company dated March 10, 2009 (the “Basic Prospectus”), as supplemented by the prospectus supplement, dated June 17, 2009, relating to the Notes, as filed with the Commission in final form on June 18, 2009, pursuant to Rule 424(b)(4) under the Securities Act (such Basic Prospectus and prospectus supplement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3 being hereinafter referred to as the

Lincoln National Corporation

June 22, 2009

“Prospectus”), (c) the free writing prospectuses relating to the Notes dated June 15, 2009 and June 17, 2009 and filed with the Commission pursuant to Rule 433 under the Securities Act, (d) the Prospectus in preliminary form as filed with the Commission on June 17, 2009, including all documents incorporated by reference therein as of 3:47 p.m. on June 17, 2009, (e) the Underwriting Agreement, (f) the Indenture, (g) a copy of the global security representing the Notes, (h) a copy of the Restated Articles of Incorporation of the Company certified by the Secretary of State of the State of Indiana, (i) a copy of the Amended and Restated Bylaws of the Company certified by the Secretary of the Company, (j) the Resolutions, and (k) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have relied upon the aforesaid agreements, instruments, certificates, documents and records noted in (a) through (k) above (including the representations, warranties, covenants and agreements of the Company given in, pursuant to or in connection with the agreements, instruments, certificates, documents and records noted in (a) through (k) above) and upon statements and certificates of officers and representatives of the Company. We have also relied upon the opinion, dated June 22, 2009 of Dennis L. Schoff, Esq., Senior Vice President and General Counsel of the Company, that the Notes were duly authorized.

We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated in this letter and subject to the completion of the proceedings to be taken by Lincoln, the Trustee and the underwriters prior to the sale of the Notes, it is our opinion that the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture (including the provisions of the Resolutions which supplement the Indenture) and the Underwriting Agreement, will be binding obligations of Lincoln.

Lincoln National Corporation

June 22, 2009

In addition, we have advised you in connection with the material U.S. Federal income tax considerations described in the Prospectus. The following opinion represents and is based upon our best judgment regarding the application of U.S. Federal income tax laws arising under the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions, as they currently exist as of the date of this letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not reach a different conclusion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. Federal income tax laws. If the transactions described in the Prospectus are consummated in a manner that is inconsistent with the manner in which it is described in the Prospectus, our opinion may be adversely affected and may not be relied upon. The following opinion addresses only the matters set forth herein and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the transactions described in the Prospectus.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated in this letter, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” constitute our opinion.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the federal income tax laws of the United States of America and the laws of the State of New York.

The opinions expressed in this letter are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, rearrangement, liquidation, conservatorship and similar laws affecting creditors’ rights and remedies generally; to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Validity of Notes” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. This opinion letter is

Lincoln National Corporation

June 22, 2009

limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ Blank Rome LLP